CODE OF ETHICS
	                             FOR
        	               THE ROYCE FUNDS
                	             AND
                      	     THE ROYCE COMPANIES

               	      Adopted -- As of December 30, 1994
                        As amended as of March 1, 2000

          1.   Definitions.

                (a) "Fund" means each of The Royce Fund, Royce Capital Fund, Royce Value Trust, Inc., Royce Micro-Cap Trust, Inc., Royce Focus Trust, Inc. and any other investment company registered as such under the Investment Company Act of 1940 which has the same investment adviser as the Fund.

                (b) "Royce" means Royce & Associates, Inc., Royce Management Company and Royce Fund Services, Inc.

                (c) "Covered Person" means any interested director, officer, employee or Advisory Person of the Fund or any general partner, director, officer, employee or Advisory Person of Royce.

                (d) "Advisory Person" means any natural person in a control relationship to the Fund or Royce who obtains information concerning recommendations made to the Fund or any other Royce client with regard to the purchase or sale of a security.

                (e) A security is "being considered for purchase or sale" when a recommendation to purchase or sell such security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

                (f) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which a Covered Person has or acquires. It includes ownership by a member of a Covered Person's immediate family (such as spouse, minor children and adults living in a Covered Person's home) and trusts of which a Covered Person or such an immediate family member is a trustee or in which any such person has a beneficial interest.

                (g) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.

                (h) "Disinterested Director" means a trustee or director of the Fund who is not an 'interested person' of the Fund within the meaning of
Section 2(a)(19) of the Investment Company Act of 1940.

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                (i)  "Interested Director" means a trustee or director of the
Fund who is an 'interested person' of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

                (j) "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

               (k)  "Security" shall have the meaning set forth in Section 2(a)
(36) of the Investment  Company Act of 1940, except that it shall not include
(i) shares of registered open-end investment companies and (ii) securities which are direct obligations of the United States.

               (l) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

          2. Statement of General Principles. Each Covered Person shall, in connection with his or her personal investment activities, (i) at all times place the interests of Royce clients and Fund shareholders first, (ii) conduct all such transactions consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of his or her position of trust and responsibility and (iii) not take any inappropriate advantage of his or her positions.

          3. Prohibited Purchases and Sales. (a) No Covered Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership unless such purchase or sale is exempted pursuant to
Section 4 of this Code. The preceding sentence of this Section 3(a) shall not prohibit the purchase or sale of any security by Royce for the account of any pooled investment vehicle managed by Royce, including a limited partnership, limited liability company or other entity in which Royce or a Covered Person has a beneficial interest as a general partner and/or otherwise, provided that the aggregate beneficial interests of Royce and/or all Covered Persons in any such pooled investment vehicle shall not exceed
(i)  4.90%  of  such vehicle's capital accounts or other equity interests  or
(ii) 20% of such vehicle's realized and unrealized net capital gains from securities transactions. However, purchases of Initial Public Offerings or private placement securities by any such pooled investment vehicle in which a Covered Person has a beneficial interest shall be pre-approved in writing by the Compliance Officer and an Executive Officer of Royce.

                (b) No Disinterested Director shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if such director knew or, in the ordinary course of fulfilling his or her official duties as a director or trustee of the Fund, should have known that such security was then being purchased or sold by the Fund or was then being considered by the Fund or Royce for purchase or sale by the Fund, unless such purchase or sale is exempted pursuant to Section 4 of this Code.

          4. Exempted Transactions. The prohibitions of Sections 3(a) and 3(b) of this Code shall not apply to:

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                (a)  Purchases or sales effected in any account over which the
Covered Person or Disinterested Director has no direct or indirect influence or control.

                (b) Purchases or sales which are non-volitional on the part of either the Covered Person, the Disinterested Director or the Fund or other Royce client.

                (c) Purchases which are part of an automatic distribution reinvestment plan or an employer-sponsored, automatic payroll deduction, cash purchase plan.

                (d) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                (e) Purchases or redemptions or sales of (i) debt securities which are either "Government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 or "municipal securities" within the meaning of Section 3(a)(29) of the Securities Exchange Act of 1934 and (ii) bankers' acceptances, bank certificates of deposit, commercial paper and other money market instruments.

                (f) Purchases or sales by a Covered Person which receive the prior approval of the Compliance Officer and an executive officer of Royce (to be promptly confirmed in writing) because (i) they are not eligible for purchase or sale by the Fund or any other Royce account, (ii) they are only remotely potentially harmful to the Fund and Royce's other accounts because they would be very unlikely to affect a highly institutional market, (iii) they clearly are not related economically to the securities to be purchased, sold or held by the Fund or any other Royce account or (vi) they are not then being purchased or sold or considered for purchase or sale by the Fund or any other Royce account.

               Such prior approvals shall be granted only in a limited number of instances, and any prior approval granted pursuant to this Section 4(f) shall be subject to the following restrictions and conditions:

                     (1) Each written confirmation by the Compliance Officer and Royce officer of their prior approval of a purchase or sale by a Covered Person shall show the basis on which the prior approval was granted and the period for which it was granted (which shall not exceed five trading days from the date of the grant).

                     (2) No Covered Person shall be permitted to acquire any securities in an Initial Public Offering, except to the extent set forth in
Section 3(a) above.

                    (3) Prior approval is required for a Covered Person to acquire any securities (including limited partnership interests) in a private placement. Such prior approval should take into account, among other factors, whether the investment opportunity should be reserved for the Fund and/or other Royce account(s), and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Fund or Royce. Any Covered Person who may be authorized to acquire securities in a private placement shall disclose that investment when he or she plays a part in the Fund's or Royce's subsequent consideration of an

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investment in the issuer, and, in such
circumstances, the Fund's and/or Royce's decision to purchase securities of the issuer shall be subject to an independent review by investment personnel with no personal interest in the issuer.

                     (4) No Covered Person shall be permitted to purchase or sell a security within at least seven calendar days before and after the Fund or any other Royce account trades in that security, and any profits realized on trades within such proscribed periods shall be disgorged by the Covered Person.

                     (5) No Covered Person, except in unusual or exceptional circumstances, may profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days, and any profits realized on such short-term trades shall, except in such circumstances, be disgorged by the Covered Person.

          5.    Gifts.   No Covered Person shall receive any gift  or  other
thing of more than $100 in value from any individual or entity that does business with or on behalf of the Fund or any other Royce account. This prohibition does not extend to bona fide business-related entertainment and/or travel.

          6. Service as a Director. No Covered Person may serve on the board of directors of any publicly-traded company, absent prior authorization based upon a determination that the board service would be consistent with the interests of the Fund and Royce's other accounts. In the relatively small number of instances in which board service may be authorized, the Covered Person serving as a director normally should be isolated from those making investment decisions through "Chinese Wall" or other procedures.

          7.   Reporting.

                (a) Every Covered Person shall report to the Fund and Royce the information described in Section 7(c) of this Code with respect to transactions in any security in which such Covered Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that a Covered Person shall not be required to make a report with respect to transactions effected for any account over which such Covered Person does not have any direct or indirect influence or control.

                (b) A Disinterested Director need only report to the Fund a transaction in a security if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that, during the seven calendar days before and after the date of the transaction by the director, such security was purchased or sold by the Fund or was being considered by the Fund or Royce for purchase or sale by the Fund.

                (c) Every report shall be in writing, shall be signed by the person making it, shall be made not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

                     (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

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                     (ii)  The  nature of the transaction -- i.e.,  purchase,
sale or any other type of acquisition or disposition;

                     (iii)  The price at which the transaction was effected;
and

                     (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

                (d) Any such report shall include transactions exempted pursuant to Section 4 of this Code and may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

                (e) All Covered Persons shall (i) direct their brokers to supply to the Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts and (ii) disclose to the Fund and Royce all personal securities holdings upon commencement of employment and thereafter on an annual basis.

          8.    Sanctions.     Upon discovering a violation  of  this  Code,
Royce and/or the Board of Trustees/Directors of the Fund may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.